Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Meridian Interstate Bancorp, Inc. and Subsidiaries on Form S-8 (SEC File No. 001-33898) of our report dated June 27, 2014 appearing in this Annual Report on Form 11-K of the East Boston Savings Bank 401(k) Plan for the year ended December 31, 2013.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 27, 2014